Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT AND FIRST AMENDMENT TO GUARANTY AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT AND FIRST AMENDMENT TO GUARANTY AND SECURITY AGREEMENT (this “Amendment”), dated as of June 14, 2019, is entered into by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”), the Lenders identified on the signature pages hereof (the “Lenders”), and NEOPHOTONICS CORPORATION, a Delaware corporation (“NeoPhotonics”; and together with each other Person that hereafter becomes a “Borrower” under the Credit Agreement (as defined below) in accordance with the terms thereof, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”).

RECITALS

A.                                    Borrowers, the Lenders and Agent have previously entered into that certain Credit Agreement dated as of September 8, 2017 (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to Borrowers.  Terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement.

B.                                    Borrowers and Agent have previously entered into that certain Guaranty and Security Agreement dated as of September 8, 2017 (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Security Agreement” and together with the Credit Agreement, the “Agreements”), pursuant to which the Borrowers and the other grantors party thereto have granted to Agent, for the benefit of the Lender Group and the Bank Product Providers, a continuing security interest in and to the Collateral in order to secure the prompt and complete payment, observance and performance of, among other things, the Secured Obligations (as defined in the Security Agreement).

C.                                  Borrowers have requested that Agent and the Lenders amend the Agreements, which Agent and the Lenders are willing to do pursuant to the terms and conditions set forth herein.

D.                                    Borrowers are entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Agent’s or any Lender’s rights or remedies as set forth in any of the Agreements are being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Amendments to Credit Agreement.

(a)                                 The following new definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order as follows:

‘“Beneficial Ownership Certification’ means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.”

‘“Beneficial Ownership Regulation’ means 31 C.F.R. § 1010.230.”

‘“Flood Laws’ means the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973, and related laws, rules and regulations, including any amendments or successor provisions.”

“‘Huawei’ means, individually and collectively, Huawei Investment & Holding Co., Ltd and its subsidiaries and Affiliates, including, but not limited to, Hisilicon Optoelectronics Co. Ltd, Huawei Technologies Co., Ltd, and Huawei Tech. Investment Co., Ltd.”

“‘Huawei Accounts’ means Accounts owing from Huawei.”

‘“Huawei Ineligible Period’ means the period commencing June 14, 2019 and continuing until the date when Huawei is no longer a Sanctioned Person or Sanctioned Entity and a new Borrowing Base Certificate has been delivered to the Agent reflecting such change in the status of Huawei, in form and substance satisfactory to Agent.”

‘“Qualified Cash Account’ means a Deposit Account or Securities Account containing Qualified Cash.”

(b)                                 The definition of “Borrowing Base Certificate” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

‘“Borrowing Base Certificate’ means a certificate substantially in the form of Exhibit B-1 to this Agreement, which such form of Borrowing Base Certificate may be amended, restated, supplemented or otherwise modified from time to time (including without limitation, changes to the format thereof), as approved by Agent in Agent’s sole discretion.”

(c)                                  Clauses (c) and (j) of the definition of “Eligible Accounts” in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“(c)                            Accounts with selling terms of more than 90 days, provided, that up to $1,000,000 of Accounts owing from Alcatel-Lucent Enterprise, Nokia Siemens Networks OY and their Affiliates with selling terms between 91 to 120 days may be included,”

“(j)                              Except for such higher percentages otherwise specified in this clause (j), Accounts with respect to an Account Debtor whose Eligible Accounts owing to Borrowers exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, such percentage shall be (i) 20% in aggregate for Ciena Corporation and its Affiliates, (ii) 20% in aggregate for Cisco Systems, Inc. and its Affiliates, (iii) 20% in aggregate for Alcatel-Lucent Enterprise, Nokia Siemens Networks OY and any of their Affiliates, (iv) 15% in aggregate for Sanmina Corporation and its Affiliates, (v) 40% in aggregate for Huawei, and (vi) 15% in aggregate for Fabrinet and its Affiliates, in each case set forth in clauses (i) through (vi), subject to adjustment by Agent in its Permitted Discretion if the creditworthiness of any such Account Debtor changes; provided further, during the Huawei Ineligible Period, such percentage shall be (x) 30% in aggregate for Celestica, Inc. and its Affiliates (including, but not limited to, Celestica (Thailand) Ltd), (y) 20% in aggregate for Flex Ltd. (formerly known as Flextronics International Ltd.) and its Affiliates (including, but not limited to, Flextronics Manufacturing SRL), and (z) 45% in aggregate for Sanmina Corporation, Arrow Electronics Inc., and their respective Affiliates, in each case set forth in clauses (x) through (z), subject to adjustment by Agent in its Permitted Discretion if the creditworthiness of any such Account Debtor changes; provided further, that in each case, (1) the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit and (2) Agent may, in its sole Permitted Discretion, increase or decrease such percentages or add additional Account Debtors to this proviso from time to time upon request from Administrative Borrower,”

(d)                                 The definition of “Eligible Tier 2 Accounts” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

‘“Eligible Tier 2 Accounts’ means Eligible Accounts with respect to which the Account Debtor (i) maintains its chief executive office in a Tier 2 Country, and (ii) is organized under the laws of a Tier 2 Country, or any state or province thereof; provided, that Eligible Accounts owing from (i) Huawei, (ii) Fiberhome Telecommunication Technologies Co., Ltd and subsidiaries including, but not limited to, Wuhan Fiberhome International Technologies Co., Ltd, (iii) Flex Ltd. (formerly known as Flextronics International Ltd.) and subsidiaries including, but not limited to, Flextronics Manufacturing SRL, (iv) Celestica, Inc. and subsidiaries including, but not limited to, Celestica (Thailand) Ltd, (v) Fabrinet and (vi) ZTE Corporation shall be treated as Eligible Tier 2 Accounts, subject to Agent’s right to modify such list for time to time in its Permitted Discretion.”

(e)                                  Clause (n) of the definition of “Permitted Indebtedness” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(n)                           Indebtedness comprising Permitted Investments,”

(f)                                   The definition of “Sanctioned Entity” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

‘“Sanctioned Entity’ means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.”

(g)                                  The following section is hereby added to the end of Section 1 of the Credit Agreement:

“1.7                         Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.”

(h)                                 Clause (I) of Section 2.4(b)(iii) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(I)                             ninth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances and Swing Loans), until paid in full,”

(i)                                     Clause (i) of Section 2.4(b)(iii)(J) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“i.                                    ratably, to pay the principal of all Revolving Loans (other than Protective Advances and Swing Loans), until paid in full,”

(j)                                    Section 2.6(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(a)                           Interest Rates.  Except as provided in Section 2.6(c) and Section 2.12(d), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest as follows:”

(k)                                 The following sentence is hereby added to the end of Section 5.2 of the Credit Agreement:

“Borrowers and Agent hereby agree that the delivery of the Borrowing Base Certificate through the Agent’s electronic platform or portal, subject to Agent’s authentication process, by such other electronic method as may be approved by Agent from time to time in its sole discretion, or by such other electronic input of information necessary to calculate the Borrowing Bases as may be approved by Agent from time to time in its sole discretion, shall in each case be deemed to satisfy the obligation of Borrowers to deliver such Borrowing Base Certificate, with the same legal effect as if such Borrowing Base Certificate had been manually executed by Borrowers and delivered to Agent.”

(l)                                     The following sentence is hereby added to the end of Section 5.6 of the Credit Agreement:

“If at any time the area in which any Real Property that is subject to a Mortgage is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount and on terms that are satisfactory to Agent and all Lenders from time to time, and otherwise comply with the Flood Laws or as is otherwise satisfactory to Agent and all Lenders.”

(m)                             The following sentence is hereby added to the end of Section 5.12 of the Credit Agreement:

“Notwithstanding anything to the contrary contained herein (including Section 5.11 hereof and this Section 5.12) or in any other Loan Document, (x) Agent shall not accept delivery of any Mortgage from any Loan Party unless each of the Lenders has received 45 days prior written notice thereof and Agent has received confirmation from each Lender that such Lender has completed its flood insurance diligence, has received copies of all flood insurance documentation and has confirmed that flood insurance compliance has been completed as required by the Flood Laws or as otherwise satisfactory to such Lender and (y) Agent shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and Agent has completed its Patriot Act searches, OFAC/PEP searches and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to Agent.”

(n)                                 Section 6.4 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“6.4                         Disposal of Assets.  Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, each Loan Party will not, and will not permit any of its Subsidiaries to, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its or their assets (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”).

Notwithstanding the foregoing, if the most recent Borrowing Base Certificate received by Agent includes Qualified Cash, the Loan Parties shall not transfer any Qualified Cash out of a Qualified Cash Account if after giving effect to such transfer the amount of Qualified Cash remaining in such Qualified Cash Account is less than the amount of Qualified Cash shown in the most recent Borrowing Base Certificate unless the Borrower delivers an updated Borrowing Base Certificate demonstrating that after giving effect to such transfer the Loan Parties are in compliance with the terms of this Agreement and no payment would then be due under Section 2.4(e) of this Agreement.”

(o)                                 Section 14.1 of the Credit Agreement is hereby amended by (i) deleting the “or” at the end of clause (x); (ii) replacing the semi-colon and inserting “, or” at the end of clause (xi), and (iii) adding the following clause (xii):

“(xii) at any time that any Real Property is included in the Collateral, add, increase, renew or extend any Loan, Letter of Credit or Commitment hereunder until the completion of flood due diligence, documentation and coverage as required by the Flood Laws or as otherwise satisfactory to all Lenders.”

(p)                                 The following sentence is hereby added to the end of Section 15.11(a) of the Credit Agreement:

“Notwithstanding the provisions of this Section 15.11, the Agent shall be authorized, without the consent of any Lender and without the requirement that an asset sale consisting of the sale, transfer or other disposition having occurred, to release any security interest in any building, structure or improvement located in an area determined by the Federal Emergency Management Agency to have special flood hazards provided that such building, structure or improvement has an immaterial fair market value.”

(q)                                 Exhibit C-1 (Form of Compliance Certificate) to the Credit Agreement is hereby amended and restated in its entirety with the Exhibit C-1 attached hereto as Exhibit A.

(r)                                    Schedule 5.1 (Financial Reporting) to the Credit Agreement is hereby amended and restated in its entirety with the Schedule 5.1 attached hereto as Exhibit B.

(s)                                   Schedule 5.2 (Collateral Reporting) to the Credit Agreement is hereby amended and restated in its entirety with the Schedule 5.2 attached hereto as Exhibit C.

2.                                      Amendments to Security Agreement.

(a)                                 The following new definitions are hereby added to Section 1(a) of the Security Agreement in the appropriate alphabetical order as follows:

‘“Access Termination Notice’ means notice provided by Agent to Wells Fargo Bank, N.A. that the applicable Grantor no longer has access to the funds in the Qualified Cash Account(s) maintained at Wells Fargo Bank, N.A., in accordance with the terms set forth in the applicable Control Agreement between the parties;

provided that if the applicable Control Agreement includes a definition for ‘Access Termination Notice’, then such definition shall be used.”

“‘Domestic Unrestricted Cash’ means the sum of Qualified Cash plus the amount of unrestricted cash and Cash Equivalents of the Loan Parties and their Subsidiaries held in Deposit Accounts or Securities Accounts at Morgan Stanley Smith Barney LLC subject to a Control Agreement in favor of the Agent to secure the Secured Obligations.”

“‘Global Unrestricted Cash’ means the amount, determined in Dollars, of unrestricted cash and Cash Equivalents of the Loan Parties and their Subsidiaries held in Deposit Accounts or Securities Accounts, or any combination thereof.”

“‘Huawei Cash Restriction Event’ means during the Huawei Ineligible Period, the occurrence of either of the following: (A) at any time, Domestic Unrestricted Cash is less than $30,000,000 in the aggregate, or (B) when measured on a month-end basis, Global Unrestricted Cash is less than $40,000,000 in the aggregate.”

“‘Huawei Cash Restriction Period’ means the period commencing upon the occurrence of a Huawei Cash Restriction Event and continuing until the earlier of (A) the end of the Huawei Ineligible Period; provided that if any Default or Event of Default is then continuing, then the Huawei Cash Restriction Period shall continue until no Default or Event of Default is then continuing, and (B) (i) with respect to the occurrence of a Huawei Cash Restriction Event pursuant to clause (A) of such definition, receipt by Agent of a detailed report of cash and Cash Equivalents of the Loan Parties and their Subsidiaries, in form and substance reasonably satisfactory to Agent, demonstrating Domestic Unrestricted Cash is then, and has been for the immediately preceding period of 30 consecutive days, equal to or greater than $30,000,000 in the aggregate, and (ii) with respect to the occurrence of a Huawei Cash Restriction Event pursuant to clause (B) of such definition, such date as agreed to by Agent in writing in its sole discretion.”

(b)                                 Section 7(c) of the Security Agreement is hereby amended by (i) deleting the word “and” at the end of sub-clause (ii) thereof, (ii) deleting the period at the end of sub-clause (iii) thereof and substituting “, and” in lieu thereof and (iii) adding the following new clause (iv) in the appropriate order therein:

“(iv)                        Upon the occurrence of a Huawei Cash Restriction Event, the Agent may send Access Termination Notices with respect to Qualified Cash Accounts; provided, that (A) to the extent the Qualified Cash Accounts contain Qualified Cash in excess of the amount of Qualified Cash permitted to be included in the calculation of clause (c) of the Borrowing Base and (B) no Cash Dominion Period is then continuing, upon the Borrowers’ written request, Agent shall transfer such excess Qualified Cash into such other Deposit Account or Securities Account of the Borrowers (as the Borrowers may designate) that is subject to an authenticated Control Agreement.  Agent agrees to rescind such Access Termination Notices after any Huawei Cash Restriction Period has ended.”

3.                                      Huawei Accounts.  Borrowers acknowledge and agree that the Huawei Accounts may no longer be treated as Eligible Tier 2 Accounts in the calculation of the Borrowing Base by virtue of clause (o) of the definition of “Eligible Accounts” until such time the Huawei Accounts are no longer deemed ineligible by virtue of one or more of the excluding criteria set forth in the definition of “Eligible Accounts”.

4.                                      Conditions Precedent to Effectiveness of this Amendment.  This Amendment shall not become effective until all of the following conditions precedent shall have been satisfied in the sole discretion of Agent or waived by Agent:

(a)                                 Agent shall have received a fully executed counterparts to this Amendment.

(b)                                 Agent shall have received an updated Borrowing Base Certificate reflecting the amendments contemplated in this Amendment, in form and substance satisfactory to Agent.

(c)                                  The representations and warranties of each Loan Party or its Subsidiaries set forth herein and in the Loan Documents (other than any such representations and warranties that, by their terms, are specifically made as of a date other than the date hereof, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) as of such earlier date) shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any portion of any such representation and warranty that is already qualified or modified by materiality in the text thereof).

5.                                      Release; Covenant Not to Sue.

(a)                                 Each Borrower hereby absolutely and unconditionally releases and forever discharges Agent and each Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing (each a “Released Party”), from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which any Borrower or its Subsidiaries has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown, in each case, arising out of or related to the transactions contemplated by this Amendment, the Agreements or any other Loan Document.  It is the intention of each Borrower in providing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified, and in furtherance of this intention it waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MIGHT

HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each Borrower acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts.  Each Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(b)                                 Each Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by each Borrower pursuant to the above release.  If any Borrower or any of their successors, assigns or other legal representations violates the foregoing covenant, each Borrower, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all reasonable attorneys’ fees and costs incurred by such Released Party as a result of such violation.

6.                                      Representations and Warranties.  Each Borrower represents and warrants as follows:

(a)                                 Authority.  Each Borrower has the requisite power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party.  The execution, delivery and performance by each Borrower of this Amendment have been duly approved by all necessary action, have received all necessary governmental approval, if any, and do not contravene (i) any material provision of any law or (ii) where such contravention could individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, any material contractual restriction binding on Parent or any Borrower.  No other proceedings are necessary to consummate such transactions.

(b)                                 Enforceability.  This Amendment has been duly executed and delivered by each Borrower.  This Amendment and each Loan Document (as amended or modified hereby) are the legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles (regardless of whether enforcement is sought in equity or at law) or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and, are in full force and effect.

(c)                                  Representations and Warranties.  The representations and warranties of each Loan Party or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of such date

(except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date).

(d)                                 No Default.  Immediately after giving effect to the terms of this Amendment, no event has occurred and is continuing that constitutes a Default or Event of Default.

7.                                      Choice of Law.  The validity of this Amendment, the construction, interpretation, and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of California.

8.                                      Counterparts.  This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or other electronic method of transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

9.                                      Reference to and Effect on the Loan Documents.

(a)                                 Upon and after the effectiveness of this Amendment, (i) each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby and (ii) each reference in the Security Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Security Agreement, and each reference in the other Loan Documents to “the Guaranty and Security Agreement”, “thereof” or words of like import referring to the Security Agreement, shall mean and be a reference to the Security Agreement as modified and amended hereby.

(b)                                 Except as specifically set forth in this Amendment, the Agreements and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of the Loan Parties to Agent and Lenders, except as enforcement may be limited by equitable principles (regardless of whether enforcement is sought in equity or at law) or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(c)                                  The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or any Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents except to the extent expressly amended hereby.

10.                               Ratification.  Each Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Agreements, as amended hereby, and the Loan Documents effective as of the date hereof.

11.                               Estoppel.  To induce Agent and Lenders to enter into this Amendment and to induce Agent and Lenders to continue to make advances to Borrowers under the Credit Agreement, each Borrower hereby acknowledges and agrees that, immediately after giving effect to this Amendment, as of the date hereof, there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of any Borrower as against Agent or any Lender with respect to the Obligations.

12.                               Integration.  This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

13.                               Severability.  In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14.                               Submission of Amendment.  The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Agent or any Lender to waive any of their respective rights and remedies under the Loan Documents, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

BORROWERS:	NEOPHOTONICS CORPORATION,
a Delaware corporation

	By:	/s/ Elizabeth Eby
	Name:	Elizabeth Eby
	Title:	Chief Financial Officer

[Signature page to First Amendment to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
a national banking association,
as Agent and as a Lender

By:	/s/ Carlos Valles
Name:	Carlos Valles
Title:	Vice President

[Signature page to First Amendment to Credit Agreement]

EXHIBIT A

Amended and Restated Exhibit C-1 (Form of Compliance Certificate)

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

[on Administrative Borrower’s letterhead]

To:          Wells Fargo Bank, National Association

2450 Colorado Avenue, Suite 3000 West

Santa Monica, California 90404

Attn:  Supremna Cole

Re:          Compliance Certificate dated                 , 20

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement, dated as of September 8, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among NeoPhotonics Corporation, a Delaware corporation, and those additional entities that become parties thereto as Borrowers in accordance with the terms thereof by executing the form of Joinder attached thereto as Exhibit J-1 (each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), the lenders identified on the signature pages thereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender” and, collectively, the “Lenders”), and Wells Fargo Bank, National Association, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity “Agent”). Capitalized terms used herein, but not specifically defined herein, shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to Section 5.1 of the Credit Agreement, the undersigned officer of Administrative Borrower hereby certifies as of the date hereof that:

1.             The financial information of Borrowers and their Subsidiaries furnished in Schedule 1 attached hereto has been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for year-end audit adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Borrowers and their Subsidiaries as of the date set forth therein.

2.             Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of Borrowers and their Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Section 5.1 of the Credit Agreement.

3.             Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, in each case specifying the nature and period of existence thereof and what action Borrowers and their Subsidiaries have taken, are taking, or propose to take with respect thereto.

4.             Except as set forth on Schedule 3 attached hereto, the representations and warranties of Borrowers and their Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date).

5.             As of the date hereof, each Borrower and its Subsidiaries are in compliance with the applicable covenants contained in Section 7 of the Credit Agreement as demonstrated on Schedule 4 hereof.

6.             [Set forth on Schedule 5 attached hereto is a list identifying all of each Grantor’s (as defined in the Guaranty and Security Agreement) proprietary software that is material to generating revenue of such Grantor, whether created or acquired before, on, or after the Closing Date. The undersigned officer hereby certifies that such list identifies all of such Grantor’s proprietary software that is material to generating revenue of such Grantor.]1

7.             [Set forth on Schedule 6 attached hereto is a written report of all new Patents, Trademarks or Copyrights (each, as defined in the Guaranty and Security Agreement) of each Grantor that are registered or the subject of pending applications for registrations, and of all Intellectual Property Licenses (as defined in the Guaranty and Security Agreement) that are material to the conduct of such Grantor’s business, in each case, which were acquired, registered, or for which applications for registration were filed by any Grantor during the prior period ended June 30 or December 31 and any statement of use or amendment to allege use with respect to intent-to-use trademark applications.] 2

8.             [The Domestic Unrestricted Cash [has/has not] been at least $30,000,000 in the aggregate at all times during the fiscal month ending                  , 20   , as demonstrated on Schedule 7 hereof.] 3

9.             [The Global Unrestricted Cash [has/has not] been at least $40,000,000 in the aggregate when measured on a month-end basis for the fiscal month ending                  , 20   , as demonstrated on Schedule 7 hereof.] 4

[Signature page follows.]

1  To be included if this Compliance Certificate is being delivered in respect of a fiscal quarter ending June 30 or a fiscal year (or, if an Event of Default has occurred and is continuing, more frequently if requested by Agent).

2  To be included if this Compliance Certificate is being delivered in respect of a fiscal quarter ending June 30 or a fiscal year (or, if an Event of Default has occurred and is continuing, more frequently if requested by Agent).

3  To be included if this Compliance Certificate is being delivered during the Huawei Ineligible Period.

4  To be included if this Compliance Certificate is being delivered during the Huawei Ineligible Period.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this      day of                , 20   .

NEOPHOTONICS CORPORATION,
a Delaware corporation, as Administrative Borrower

By:
Name:
Title:

SCHEDULE 1

Financial Information

SCHEDULE 2

Default or Event of Default

SCHEDULE 3

Representations and Warranties

SCHEDULE 4

Financial Covenants

1.             Liquidity.

Liquidity has been at least $               at all times during the fiscal [month/year] ending                  , 20   , which amount [is/is not] greater than or equal to the amount set forth in Section 7 of the Credit Agreement for the corresponding period.

2.             Excess Availability.

Excess Availability has been at least $               at all times during the fiscal [month/year] ending                  , 20   , which amount [is/is not] greater than or equal to the amount set forth in Section 7 of the Credit Agreement for the corresponding period.

SCHEDULE 5

Software

SCHEDULE 6

Intellectual Property

SCHEDULE 7

Domestic Unrestricted Cash and Global Unrestricted Cash

EXHIBIT B

Amended and Restated Schedule 5.1 (Financial Reporting)

Schedule 5.1

Deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Borrowers’ fiscal quarters) after the end of each month during each of Borrowers’ fiscal years,

(a)         A Compliance Certificate along with the underlying calculations, including the calculations to arrive at Liquidity.

(b)         True and complete copies to the extent not previously provided of (i) each Material Contract, (ii) each Amendment of or Waiver or Consent relating to each Material Contract, (iii) any written notices of early termination or expiration of any Material Contract, and (iv) any written notices received or delivered relating to defaults, breaches, violations or claims relating in any way to any Material Contract.

as soon as available, but in any event within 45 days after the end of each quarter during each of Borrowers’ fiscal years,

(c)          An unaudited consolidated and consolidating balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity covering Borrowers’ and their Subsidiaries’ operations during such period and compared to the prior period and plan, together with a corresponding discussion and analysis of results from management.

as soon as available, but in any event within 90 days after the end of each of Borrowers’ fiscal years,

(d)         Consolidated and consolidating financial statements of Borrowers and their Subsidiaries for each such fiscal year, and such consolidated financial statements audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (i) “going concern” or like qualification or exception, (ii) qualification or exception as to the scope of such audit, or (iii) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7 of the Agreement) (other than a qualification or disclosure with respect to going concern due to the determination that Borrowers have less than twelve (12) months of liquidity), by such accountants to have been prepared in accordance with GAAP (such audited consolidated financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ letter to management).

(e)          A Compliance Certificate along with the underlying calculations, including the calculations to arrive at Liquidity.

as soon as available, but in any event within 60 days after to the start of each of Borrowers’ fiscal years,

(f)           Copies of Borrowers’ Projections, in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent, in its Permitted Discretion, for the forthcoming three years, year by year, and for the forthcoming fiscal year, fiscal quarter by fiscal quarter, certified by the chief financial officer of Administrative Borrower as being such officer’s good faith estimate of the financial performance of Borrowers and their Subsidiaries during the period covered thereby.

if and when filed by Administrative Borrower,

(g)          Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports.

(h)         Any other filings and material reports made by any Borrower with the SEC.

(i)             Any other information that is provided by any Borrower to its shareholders generally.

promptly, but in any event within 3 Business Days after any Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(j) Notice of such event or condition and a statement of the curative action that Borrowers propose to take with respect thereto.

promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on any Borrower or any of its Subsidiaries,

(k)         Notice of all actions, suits, or proceedings brought by or against any Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect.

promptly, but in any event within 5 days, after any Borrower or any of its Subsidiaries acquires knowledge of referenced damages, rejections or disputes,

(l)             Notice of damages owing by Borrower or any of its Subsidiaries pursuant to any Material Contract or similar agreement.

(m)     Notice of rejection or dispute pertaining to goods or services delivered or rendered to, or to be delivered or rendered to, any customer by Borrower or any of its Subsidiaries under any Material Contract or similar agreement.

upon the request of Agent,	(n) Any other information reasonably requested relating to the financial condition of any Borrower or its Subsidiaries.

promptly, but in any event within 5 days, after any Borrower or any of its Subsidiaries receives or prepares,

(o)         Any transfer pricing reports, studies or audits prepared internally or by an independent audit firm or other company, including any periodic reports that are prepared or received in order to comply with any governmental requirements.

commencing with the calendar month June 2019 and continuing until the Huawei Ineligible Period is no longer in effect, monthly (but in any event within 14 days after the end of each month),

(p)         a monthly cash flow forecast showing projected cash receipts and cash disbursements (including referencing line item sources and uses of cash) of each Loan Party for the following 6-month period (inclusive of the month of reporting), in form and substance, and with such detail (including material assumptions), as the Agent may reasonably request.

if the Agent determines in its Permitted Discretion that there has been a materially adverse development relating to the Borrowers’ on-going business or financial condition during the Huawei Ineligible Period, promptly upon request by Agent (but in any event, within 10 Business Days following Agent’s request),

(q) a reconciliation of actual cash flow of each Loan Party to its projected cash flow forecast for the previous 6-month period.

EXHIBIT C

Amended and Restated Schedule 5.2 (Collateral Reporting)

Schedule 5.2

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

If (x) no Increased Reporting Period is in effect, monthly (no later than the 15th day of each month), or (y) an Increased Reporting Period is in effect, weekly (no later than Wednesday of each week, commencing with the first such day to occur during any Increased Reporting Period),

(a)         an executed Borrowing Base Certificate,

(b)         a detailed aging, by total, of each Borrower’s Accounts, together with a reconciliation and supporting documentation for any reconciling items noted,

(c)          a monthly Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Borrowers’ general ledger,

(d)         a detailed calculation of those Accounts that are not eligible for the Borrowing Base,

(e)          notice of all claims, offsets, or disputes asserted by Account Debtors with respect to each Borrower’s Accounts,

(f)           a detailed calculation of bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts,

(g)          a summary aging, by vendor, of each Loan Party’s accounts payable and any book overdraft and an aging, by vendor, of any held checks,

(h)         a detailed report regarding each Loan Party’s and its Subsidiaries’ cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash, and

(i)             a detailed report specifying for each Borrower’s Account where the applicable Account Debtor is  located.

Monthly (no later than the 30th day of each month),	(j) a reconciliation of Accounts and accounts payable of Borrowers’ general ledger to its monthly financial statements, including any book reserves related to each category.

Quarterly (no later than the 45th day after the end of each fiscal quarter),	(k) a report regarding each Loan Party’s and its Subsidiaries’ accrued, but unpaid, ad valorem taxes, and (l) a Perfection Certificate or a supplement to the Perfection Certificate.

Annually (no later than 90 days after the end of each fiscal year),	(m) a detailed list of each Loan Party’s and its Subsidiaries’ customers, with address and contact information.

Promptly but in any event within 15 days after any Loan Party acquires any Margin Stock,

(n)         notice of such acquisition, together with a description of the Margin Stock and a Form U-1 (with sufficient additional originals thereof for each Lender) duly executed and delivered by the Borrowers, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Federal Reserve Board.

15 days following request by Agent,	(o) such other reports as to the Collateral of any Loan Party and its Subsidiaries, as Agent may reasonably request.

If the Huawei Ineligible Period is in effect, promptly upon request by Agent (but in any event, no later than (x) end of the Business Day if such request is made prior to 4:00 p.m. on such Business Day or (y) 10:00 a.m. on the following Business Day if such request is made after 4:00 p.m.),

(p)         screenshots or similar evidence, in form and substance reasonably satisfactory to Agent, demonstrating the account balances of any Deposit Account or Securities Account not maintained at Wells Fargo Bank.

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